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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Managers
The Provident Bank:

We consent to the use of our report dated March 20, 2002, with respect to the consolidated statements of condition of The Provident Bank and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2001, included herein and to the reference to our firm under the headings "Legal And Tax Matters" and "Experts" in the prospectus.


/s/ KPMG LLP
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KPMG LLP
Short Hills, New Jersey
August 16, 2002